                                      AGREEMENT

    THIS AGREEMENT is made and entered into on this 6th day of May, 1994, by and between SAGE PRODUCTS, INC., an Illinois corporation ("Sage") and STERICYCLE, INC., an Illinois corporation ("Stericycle").


                                     WITNESSETH:

    WHEREAS, Sage and Stericycle desire to develop a process which will generate a constant source of polyolefin, a plastic product consisting substantially of polypropylene with traces of polyethylene and polystyrene and other olefins, from post consumer medical waste (the "Product") for use by Sage in the manufacture of its line of health care products;

    WHEREAS, pursuant to the terms of that certain Letter Agreement dated November 11, 1992 (the "Letter Agreement"), Sage and Stericycle have previously agreed to jointly develop a process which will facilitate the reclamation of the Product from post consumer medical waste for use by Sage in the manufacture of its line of health care products (the "Process");

    WHEREAS, Sage and Stericycle have previously expended monies pursuant to the development of the Process;



    WHEREAS, Sage has agreed to make a payment of up to[   *    ] to
Stericycle, which payment will be applied towards [      *         ] the


* Omitted; filed separately with the Commission total installed cost of that certain equipment which is necessary for the further development of the Process, as that certain Equipment is described in Exhibit A (the "Equipment");

    WHEREAS, from and after the time that development of the Process is complete, Sage has agreed to purchase from Stericycle, and Stericycle has agreed to sell to Sage, the Product that is reclaimed from post-consumer medical waste by application of the Process; and

    WHEREAS, Sage and Stericycle have agreed that Sage's payment of additional monies to Stericycle for the development of the Process and the purchase and sale of the resulting product will best be effectuated pursuant to the terms and provisions set forth herein;

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, Sage and Stericycle agree as follows:

    1.   DEVELOPMENT PERIOD.

         A.   EQUIPMENT.  As the Equipment is installed and invoiced, Sage
agrees to make a payment of up to [    *     ] (the "Cash Payment") to
Stericycle.  Stericycle agrees to apply the Cash Payment towards [    *    ] the
cost of purchasing the Equipment (the "Project Cost"). Stericycle further agrees
that it will apply up to [   *   ] of cash, or assets having a net book value
equivalent to [    *     ] toward the


* Omitted; filed separately with the Commission

Project Cost. The Equipment is described on Schedule "A" attached hereto, which schedule may be amended from time to time.

              (1)  TITLE TO THE EQUIPMENT.  Stericycle shall retain title to the Equipment; provided, however, that if this Agreement is terminated for any
reason, Stericycle agrees to pay Sage an amount equal to [         *           ]
the "fair market value" of the Equipment. For purposes of this Agreement, "fair market value" will be determined by an independent appraiser jointly selected by Sage and Stericycle. The appraiser shall take into consideration the value of the Equipment as operated "in place". In the event that Sage does not agree with the appraised value, Sage shall, within thirty (30) days of delivery of the appraisal, have the option to meet the appraisal price and purchase the Equipment (the "Option Period"). The ultimate purchaser of the Equipment shall make payment to the other party within fifteen (15) days after the expiration of the Option Period.

              (2) RELATED COSTS. Stericycle shall pay all maintenance and insurance costs, and all taxes, that pertain to the Equipment. For purposes of paragraph 2.E.(1) of this Agreement, the maintenance and insurance costs and the taxes pertaining to the Equipment shall be included as part of the direct operating cost of producing the Product by application of the Process.

         B. PROJECT MANAGEMENT. Stericycle shall be responsible for purchasing the Equipment. Stericycle shall also be responsible for managing and supervising the operations which are undertaken pursuant to completion of development of the Process.


* Omitted; filed separately with the Commission

              (1) MANAGEMENT FEE. In consideration of its management and supervision of the operations which are necessary to completion of development
of the Process, Sage agrees to pay Stericycle a fee of [       *         ]

              (2) ADDITIONAL COSTS. If Sage and Stericycle agree that additional developmental expenses are required with respect to the Process, they will share such expenses equally.

    2. PURCHASE AND SALE. From and after the time that development of the Process is complete, Sage agrees to purchase from Stericycle the Product that is reclaimed by application of the Process, and Stericycle agrees to sell to Sage the Product that is reclaimed by application of the Process, upon the following terms and conditions.

         A. DESCRIPTION OF GOODS. The Product is a plastic product consisting substantially of polypropylene with traces of polyethylene and polystyrene and other olefins. Stericycle expressly agrees and acknowledges that Sage may use and incorporate the Product into any of its products, unless Sage has agreed to the sale of Product pursuant to paragraph 2.C.(3) herein, and Stericycle has entered into an exclusive agreement with a purchaser for the sale of that Product.

         B. EXCLUSIVE PURCHASER. Except as otherwise provided herein, Stericycle represents that it will not sell, give away, or deliver to any other person, firm or corporation any commercial amount of the Product reclaimed by it during the term of this Agreement pursuant to the application of the Process without Sage's prior written consent, which consent shall not unreasonably be withheld.


* Omitted; filed separately with the Commission

If at anytime after December 31, 1994, Sage's annual purchases fall below [
   *      ] per year, Sage agrees to change its rights to a non-exclusive basis.

         C.   INITIAL GUARANTEED PURCHASE.  Stericycle shall sell and deliver to Sage, and Sage shall purchase and accept from Stericycle, a minimum of [
     *         ] of Product per month ("Minimum"), commencing [    *      ], and
for each month thereafter through [    *      ].

              (1) SUBSEQUENT PURCHASES.  After [           *               ],
Sage shall update and amend, on a quarterly basis, its estimate of its requirements of the Product for the following twelve (12) month period. The amount required shall be based solely on Sage's determination of its needs. The actual quantity of Product purchased by Sage shall be reflected in a purchase order (the "Purchase Order") . A Purchase Order shall be placed on the first day of the month for delivery by the fifteenth (15th) day of the succeeding month.

              (2) FAILURE TO MEET REQUIREMENTS. If, for any reason, Stericycle does not completely fill a Purchase Order, and if the Purchase order is for an amount of Product which is less than the maximum amount of Product
which can be reclaimed by the Process [          *               ], Stericycle
shall have sixty (60) days within which to make up the amount by which the Purchase Order is deficient; provided, however, that if the amount of Product enumerated in a Purchase Order exceeds the amount of Product enumerated in the immediately preceding Purchase Order by fifty percent (50%) or more, Stericycle shall have one hundred twenty (120) days within which to


* Omitted; filed separately with the Commission make up the amount by which the Purchase Order is deficient. If, within that sixty (60) day period or one hundred twenty (120) day period, as the case may be, Stericycle is unable to make up the amount of the deficiency, Sage shall have the right to develop a source of Product which is adequate to meet its requirements; in the alternative, Sage may purchase the Product, or such other product as it deems suitable, from a third party.

              (3) SALES TO THIRD PARTIES. If the amount of Product reclaimed by Stericycle is in excess of the amount required by Sage, Stericycle shall have the right to sell the excess to a third party; provided, however, that (a) Stericycle shall not sell such excess to any other person, firm or corporation which makes products which are made by Sage and in which Sage incorporates the Product and (b) Stericycle shall not sell such excess to any other person, firm or corporation which is engaged, directly or indirectly, in the development, manufacture or marketing of products which compete with the products which are developed, manufactured and marketed by Sage without Sage's prior written consent, which consent shall not unreasonably be withheld; provided further, that no sales shall be made at a price less than Sage's total unit cost without Sage's prior approval, which approval shall not unreasonably be withheld.

    D. QUALITY OF GOODS. The units of Product which are produced by Stericycle and which comprise a Purchase Order shall meet the quality standards which are specified in Exhibit "B" attached hereto and incorporated herein. Stericycle warrants that the Product will conform to the attached specifications and that it will convey good title thereto. The Product shall not include (and Sage shall not accept) "Excluded Material" (a) anatomical waste; (b) hazardous waste or hazardous substances, as defined under the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; or (c) radioactive materials, as defined by the United States Nuclear Regulatory Commission. Sage will not accept Excluded Material, and if Stericycle delivers Excluded Material to Sage, Sage may reject such Excluded Material and any Product which contains such material. At Sage's option, it may forward such Excluded Material for disposal at Stericycle's sole risk and expense. In order that Stericycle may produce Product which satisfies Sage's quality assurance standards, Sage agrees to assist Stericycle in understanding and satisfying those quality assurance standards of Sage which may be unique to its needs. Any units of the Product which do not reasonably satisfy the foregoing quality assurance standards may be rejected by Sage pursuant to the terms of paragraph 4 below.

         E. PURCHASE PRICE. The total purchase price for a Purchase Order shall be equal to [
                                *

           ], as those costs are hereinafter defined (the "Purchase Price"). The direct and incremental costs of the Product shall be determined as follows.


* Omitted; filed separately with the Commission

              (1) DIRECT COSTS. For purposes of this Agreement, direct cost shall include direct production and transportation expenditures which are associated with the production and delivery of the Product to Sage.

              (2) RELATED PARTY ALLOCATIONS. Additional charges will be allocated for facility usage and nonproduction equipment. All such allocations shall be agreed to by Sage prior to billing for such costs.

              (3) INCREMENTAL COSTS. Sage and Stericycle agree that the incremental costs for reclaiming the polyolefin plastics shall be equal to [
          * ]. The incremental costs associated with the Product include the cost of additional energy usage for processing, additional material handling requirements before and after treatment and adjustments to normal processing standards for sharps-only materials.

              (4) QUARTERLY AND YEAR-END ADJUSTMENT. Monthly charges shall be computed on a pro forma cost-per-pound basis as agreed to by the parties. An accounting which reflects the cost set forth herein on a per pound basis shall be provided on a quarterly basis, and Sage shall pay or be credited with the difference between the per pound cost as determined by the accounting and the per pound cost as determined by the pro forma. At the end of each calendar year, a comprehensive accounting which reflects the annualized cost per pound for the entire year shall be provided, and Sage shall pay or be credited with the difference between the actual costs, as computed in accordance with the terms of this Agreement, for the


* Omitted; filed separately with the Commission calendar year and the sum total of payments and credits for that year. Any disputes with respect to the accounting shall be resolved within ninety (90) days after the presentation of the accounting, and if the parties cannot resolve the dispute within that time period, they shall submit the matter to a certified public accounting firm which is acceptable to both of them. Within sixty (60) days thereafter, the accounting firm to which the matter is submitted shall render a decision, and the decision so rendered shall be binding upon the parties.

              (5) PAYMENT OF PURCHASE PRICE. Sage shall pay the Purchase Price for each shipment of Product and adjustments within fifteen (15) business days after delivery.

    3.   DELIVERY OF GOODS.

         A. PLACE FOR DELIVERY. Stericycle shall deliver all units of Product comprising a Purchase Order FOB at Sage's facility located in Crystal Lake, Illinois.

         B.   TIME FOR DELIVERY. Stericycle shall commence delivery by [     *
   ], and shall deliver all other Purchase Orders to Sage by the fifteenth
(15th) day of each succeeding month (hereinafter referred to, singly, as the "Purchase Order Period" and, collectively, as the "Purchase Order Periods") until this Agreement terminates or is otherwise canceled.


* Omitted; filed separately with the Commission

    4. RIGHT TO INSPECT GOODS. Before delivery of any shipment of Product is considered complete under this Agreement, Sage shall have the right to inspect the Product tendered for delivery. Such inspection shall take place at Sage's facility in Crystal Lake, Illinois. If any portion of a particular Purchase Order does not satisfy Buyer's quality assurance standards, Buyer may, within five (5) business days after taking delivery, reject that portion and immediately return it to Stericycle freight collect. Stericycle shall also pay the shipping costs associated with the furnishing of replacement goods. Sage shall not be charged for those portions which are properly rejected as being nonconforming. After five (5) business days from delivery of a shipment, all Product is deemed inspected and accepted by Sage.

    5. ROYALTY. Sage shall pay a royalty to Stericycle based on Sage's "Net Sales" of those products which it has manufactured and which incorporate the Product. For purposes of this Agreement, "Net Sales" shall be defined as the total monthly invoice price of those products sold by Sage which incorporate the Product, less sales or excise taxes and shipping costs actually paid, directly or indirectly, by Sage, and less actual trade discounts, rebates and returns and allowances thereon. The amount of the royalty shall be equal to Sage's Net Sales of such products multiplied by a royalty percentage determined in accordance with the following schedule:

   Monthly Net Sales                 Royalty Percentage

1. [       *       ]                 [       *         ]
2. [       *       ]                 [       *         ]
3. [       *       ]                 [       *         ]
4. [       *       ]                 [       *         ]

The royalty so computed shall be paid to Stericycle on a quarterly basis, within thirty (30) days after the end of the calendar quarter.

    6. TERM. Subject to the terms of paragraph 7 herein, the term of this Agreement shall commence as of January 1, 1994, and terminate on December 31, 1998 (the "Initial Term"). Thereafter, this Agreement shall be automatically extended for successive one (1) year terms unless sooner terminated pursuant to the terms of paragraph 7 herein.

    7.   TERMINATION.

         A. TERMINATION DURING THE INITIAL TERM. During the Initial Term, this Agreement may be terminated for any of the following reasons:

              (1) At Sage's option, if Stericycle is unable to deliver the full amount of a Purchase Order to Sage within its attendant Purchase Order Period, and, within sixty (60) days after written notice, Stericycle fails to cure the amount of the deficiency;

              (2) At Sage's option, if four (4) shipments of Product in a twelve (12) month period fail to satisfy Sage's quality assurance standards, as those standards are delineated on Exhibit "B" attached hereto and incorporated herein;

              (3) At Stericycle's option, if Sage fails to pay the Purchase Price to Stericycle, provided that Stericycle has given written notice to Sage and Sage has failed to cure within sixty (60) days thereafter; and

              (4) At Stericycle's option, if Sage fails to pay the royalty provided for in paragraph 5 herein to Stericycle, provided that Stericycle has given written notice to Sage and Sage has failed to cure within sixty (60) days thereafter.

              (5) By either party, if the other party files a petition in bankruptcy, has a receiver appointed for it, becomes insolvent or is unable to meet its debts as they come due. In the event that Sage terminates this Agreement pursuant to the terms of this paragraph, it shall have an option to purchase the Equipment from Stericycle for its net book value at the time of termination pursuant to the terms set forth in paragraph 1.A.(1) of this Agreement.

              (6) At Sage's option, if Sage demonstrates the commercial availability of product which is substantially similar to the Product and which
has a price which is [          *              ] than the average weighted cost
of the Product for the prior six (6) months.


* Omitted; filed separately with the Commission

         B. TERMINATION AFTER THE INITIAL TERM. After expiration of the Initial Term, this Agreement may be terminated for any of the following reasons:

              (1) Sage or Stericycle may terminate this Agreement at the end of any given year upon not less than 365 days written notice delivered to the other party; and

              (2) For any of the reasons enumerated in paragraphs 7.A.(1)- 7.A.(6) of this Agreement.

    8.   AUDIT.

         A. AUDIT BY STERICYCLE. Stericycle shall have the right, upon written request, to inspect Sage's books and records in order to verify Sage's accounting for the royalty which is payable pursuant to paragraph 5 herein; provided, however, that Stericycle shall conduct no more than two (2) such inspections in any twelve (12) month period. Any inspection shall take place during normal business hours, upon reasonable notice, at Sage's address set forth below.

         B. AUDIT BY SAGE. Sage shall have the right, upon written request, to inspect Stericycle's books and records in order to verify Stericycle's accounting for the all costs of the Product, as those costs are described in paragraph 2.E herein; provided, however, that Sage shall conduct no more than two (2) such inspections in any twelve (12) month period. Any inspection shall take place during normal business hours, upon reasonable notice, at Stericycle's address set forth below.

         C. Any disputes with respect to the accounting shall be resolved within ninety (90) days after the presentation of the accounting, and if the parties cannot resolve the dispute within that time period, they shall submit the matter to a certified public accounting firm which is acceptable to both of them. Within sixty (60) days thereafter, the accounting firm to which the matter is submitted shall render a decision, and the decision so rendered shall be binding upon the parties.

    9.   JOINT OWNERSHIP OF TECHNOLOGY.

         A. JOINTLY DEVELOPED TECHNOLOGY. Any and all patents, processes, technologies, drawings, technical information and data, and other information and intangible property rights which are developed under and pursuant to the terms of this Agreement shall be the joint property of Sage and Stericycle (the "Technology") . The Technology shall be described on Schedule "C" attached hereto, which schedule may be amended from time to time. Both Sage and Stericycle agree that each party shall have the perpetual right to use the Technology directly or to sublicense the Technology; provided, however, that neither party shall have the right to use the Technology to create products which would compete with the products which have been created by the other party. Sage and Stericycle recognize that Baxter and Stericycle have entered into an agreement to explore development of separate Baxter-Stericycle Technology in which Sage will have no rights; provided, however, that the Baxter-Stericycle agreement shall not limit any rights that Sage has under this Agreement.

         B. PRE-EXISTING TECHNOLOGY. Any pre-existing patents, processes, technologies, technical information and data, and any other information and intangible property rights, (collectively, the "Preexisting Technology") shall remain the exclusive property of Sage or Stericycle, as the case may be, and neither party shall have the right to restrict the other party's use of its Preexisting Technology.

    10. NATURE OF RELATIONSHIP. While this Agreement contemplates that Sage and Stericycle will work together to pursue certain enumerated goals, Sage and Stericycle expressly agree that this Agreement shall not create a joint venture for tax purposes and that each party shall determine the tax consequences of its actions under and pursuant to the terms of this Agreement on an independent basis. Sage and Stericycle also expressly agree that nothing contained in this Agreement shall be construed to authorize either party to act as general agent for the other party or to obligate the other party to pay any liability or take any action other than those set forth herein or those expressly agreed to by the parties in the future.

    11.  INDEMNITY.

    A. INDEMNITY BY STERICYCLE. Stericycle agrees to indemnify and hold Sage harmless from and against any and all liabilities, obligations, suits, actions, proceedings or claims asserted against Sage which arise out of or result from the negligent acts or omissions of Stericycle with respect to the design or manufacture of the Product or the handling of the Product prior to its delivery to Sage.

         B. INDEMNITY BY SAGE. Sage agrees to indemnify and hold Stericycle harmless from and against any and all liabilities, obligations, suits, actions, proceedings or claims asserted against Stericycle arising out of or resulting from the negligent acts or omissions of Sage with respect to the design or manufacture of any of its products which incorporate the Product, or the handling of the Product subsequent to its delivery to Sage.

    12. CONFIDENTIALITY. Sage and Stericycle acknowledge and agree that, during the term of this Agreement, either of them may receive or otherwise acquire information which is confidential or proprietary in nature and which is the exclusive property of the other party. Accordingly, Sage and Stericycle agree that, during the term of this Agreement, and from and after the date of its termination, they will not disclose or use, directly or indirectly, any such confidential or proprietary information unless they receive written authorization from the other party. Such confidential or proprietary information shall include, but shall not be limited to technical and non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, plans, processes, financial data and lists of actual or potential customers or suppliers.

    13. AUTHORITY. Sage and Stericycle each have full authority to enter into this Agreement. Neither Sage nor Stericycle has entered into nor will either of them enter into any agreement which would prohibit that party from meeting its full obligations under this Agreement.

    14. GOVERNING LAW. This Agreement shall be subject to, and governed by, the laws of the State of Illinois, including the Illinois Trade Secrets Act, 765 ILCS 1065/5 ET. SEQ. (1992 State Bar Edition) .

    15. ENTIRE AGREEMENT. This Agreement supersedes all previous agreements between Sage and Stericycle relating to the subject matter contained herein, including the Letter Agreement, and shall not be amended other than by the written agreement of Sage and Stericycle.

    16. NOTICES. Any notice or other communication in this Agreement to be given by either party to the other must be in writing and may be given by any means which provides evidence of receipt, or by delivering the same in person. Notices may also be served by the use of a facsimile machine with proof of transmission and a copy of the notice, with proof of transmission being sent by regular mail on the date of transmission. Notice shall be deemed received upon making an in-person delivery or upon the date shown on a receipted delivery. For purposes of notice, the addresses of the parties shall be as follows:

Notices to Sage:                   Mr. Vincent W. Foglia
                                   815 Tek Drive
                                   Crystal Lake, Illinois 60014

                                   Sage Products, Inc.
                                   815 Tek Drive
                                   Crystal Lake, Illinois 60014

Notices to Stericycle:             Mr. Mark C. Miller
                                   1419 Lake Cook Road
                                   Suite 410
                                   Deerfield, Illinois 60015

                                   Stericycle, Inc.
                                   1419 Lake Cook Road
                                   Suite 410
                                   Deerfield, Illinois 60015

or to such other addresses as any party may designate for itself by notice given from time to time to the other parties in the manner provided herein.

    17. BINDING EFFECT. This Agreement shall be binding on the parties hereto, and their respective successors, assigns, heirs and legal representatives, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    IN WITNESS WHEREOF, Sage and Stericycle have executed this Agreement on the day and year first above written.

SAGE PRODUCTS, INC.:                   STERICYCLE, INC.:



By: /s/ Vincent W. Foglia              By: /s/ Mark C. Miller
   --------------------------------    -----------------------------------



Its: President            5/6/94       Its: President/CEO
    -------------------------------        ----------------------------------
                                               May 6, 1994

                           FINAL SASPRO EQUIPMENT ESTIMATE
                                       12/28/93


- ----------------------------------------------------------------------------------------------------------------
                                                 October   November   December   January   February   March
- ----------------------------------------------------------------------------------------------------------------

[                                                      *                                                       ]
[                                                      *                                                       ]
[                                                      *                                                       ]
[                                                      *                                                       ]



* Omitted; filed separately with the Commission

                                                                       Exhibit B



PRODUCT SPECIFICATION

    Steri-Plastic is a recycled product recovered from post consumer medical waste plastics after treatment by Stericycle's patented ETD process:

    Steri-Plastic shall conform to the following proximate specification:

    Product Type:       Identified as primarily polypropylene by infrared
                        spectrophotometry

    Product Size:       [      *        ]

    Shipping Configuration: Nominal [   *    ] per palleted gaylord

    Melt Flow [                       *                                ]

    It is understood that product specifications can change with a recycled product. The above specifications are to be considered as averages and material can from time to time vary; provided that they are still capable of being processed by Sage in an efficient manner and consistent with their quality standards.


* Omitted; filed separately with the Commission

                                                                       Exhibit C

STERICYCLE-SAGE JOINTLY DEVELOPED PROCESS TECHNOLOGY

The SASPRO Technology consists of two (2) sub-technologies.

The first is a dry classifier which provides both size and graduation and Ballistic Classification. The key pieces of equipment are shown at [
* ]. The equipment is supported with conventional material handling conveyors, a size reduction mill and a dust collection system.

The second is a wet classification and cleaning system which provides for Gravimitric separation, cleaning and drying of the plastic flakes. The equipment is supported with conventional material handling equipment and a steam boiler.


* Omitted; filed separately with the Commission

[LETTERHEAD]



November 27, 1995




This side letter is intended to expand upon our original agreement dated May 6, 1994.

1.  Sage agrees to purchase all SASPRO production through [      *        ], in
    satisfaction of its annual purchase commitment through [      *        ].

2. Stericycle agrees to waive the royalty provision of the contract until such time as the above production has been consumed in the fabrication of finished product by Sage.

3. Sage agrees to participate with Stericycle in funding the direct costs (exclusive of intercompany allocation) of continued operations of the West
    Memphis facility.  Stericycle will bill Sage at [   *    ] not to exceed a
    maximum of [    *    ].  This provision extends to [    *     ].

4.  Sage agrees to pay [    *      ] related directly to the storage of the
    SASPRO inventory located at the West Memphis facility.

5.  Stericycle agrees to extend Sage's exclusivity under this agreement to [
          * ] coincident with provisions of Items 3 and 4. Exclusivity beyond [ * ] shall be subject to mutually agreeable financial support by Sage of the SASPRO operation.



    /s/ Vincent W. Foglia                   /s/ Mark C. Miller     11/27/95
    ------------------------------          ---------------------------------
            Sage Products                           Stericycle, Inc.
        Authorized Signature                     Authorized Signature


* Omitted; filed separately with the Commission